SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             Price Enterprises, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                  Maryland                                33-0628740
          (State of Incorporation)                     (I.R.S. Employer
                                                      Identification No.)

            4649 Morena Boulevard                            92117
            San Diego, California                         (Zip Code)
            (Address of Principal
             Executive Offices)

     If this form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. |_|

     If this form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. |_|

     Securities Act registration statement file number to which this form relates: ___________ (if applicable)

     Securities to be registered pursuant to Section 12(b) of the Act:

                                                     None

     Securities to be registered pursuant to Section 12(g) of the Act:

             8 3/4% Series A Cumulative Redeemable Preferred Stock,
                          Par Value $0.0001 Per Share
                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

General

     Price Enterprises, Inc. a Maryland corporation (the "Company"), will issue not more than 26,000,000 shares of 8 3/4% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the "Series A Preferred Stock").

     Pursuant to the Company's Articles of Incorporation (the "Charter"), the Company is authorized to issue up to 100,000,000 shares of capital stock, in one or more series, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as the Board of Directors may determine without any further vote or action by the Company's stockholders.

     On June 15, 1998, the Board of Directors adopted the relevant resolutions with respect to the designation of the Series A Preferred Stock. The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Company's Charter, including the Articles Supplementary setting forth the particular terms of the Series A Preferred Stock (the "Articles Supplementary"), which are available from the Company.

     The Company has applied to list the Series A Preferred Stock on The Nasdaq Stock Market's Nasdaq National Market (the "Nasdaq National Market"). If so approved, trading of the Series A Preferred Stock on the Nasdaq National Market is expected to commence concurrently with initial delivery of the shares of Series A Preferred Stock.

Rank

     The Series A Preferred Stock will, with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), and to all equity securities which by their terms rank junior to the Series A Preferred Stock,
(ii) on a parity with all equity securities that may in the future be issued by the Company which by their terms rank on a parity with the Series A Preferred Stock, and (iii) junior to all equity securities issued by the Company which by their terms rank senior to the Series A Preferred Stock.

Distributions

     Holders of the Series A Preferred Stock will be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of funds legally available for the payment of distributions, cumulative cash distributions payable quarterly at the rate of 8 3/4% of the liquidation preference per annum (equivalent to $1.40 per annum per share). Distributions on the Series A Preferred Stock will be cumulative from August 1, 1998 and will be payable quarterly in arrears on the 15th day of February, May, August and November (or, if not a business day, the next succeeding business day) of each year (each, a

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"Distribution  Payment Date") in respect of  distribution  periods ending on the last day of the preceding January, April, July and October, respectively. The first distribution on the Series A Preferred Stock, which will be paid on November 15, 1998, will be for a full quarter notwithstanding the fact that the initial issuance of the Series A Preferred Stock will occur after the first day of the distribution period ending October 31, 1998. Any distributions payable on the Series A Preferred Stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Directors for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").

     When distributions are not paid in full upon the Series A Preferred Stock and any other securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to the distribution rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the "Parity Preferred Stock"), all distributions declared upon the Series A Preferred Stock and any other Parity Preferred Stock shall be declared pro rata so that the amount of distributions declared per share on such Series A Preferred Stock and such other Parity Preferred Stock shall in all cases bear to each other the same ratio that the accrued distributions per share on the Series A Preferred Stock and such other Parity Preferred Stock bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Stock or other shares of equity securities of the Company ranking junior to the Series A Preferred Stock as to distributions and upon liquidation) shall be authorized or paid or set aside for payment on the Common Stock or on any other shares of equity securities of the Company ranking junior to or on a parity with the Series A Preferred Stock as to distributions or upon liquidation. Unless full distributions on the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment of all past distribution periods and the then current distribution period, no Common Stock or any other shares of equity securities of the Company ranking junior to or on a parity with the Series A Preferred Stock as to distributions or upon liquidation (including less than all of the Series A Preferred Stock) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Company except by conversion into or exchange for shares of equity securities of the Company ranking junior to the Series A Preferred Stock as to distributions and upon liquidation, and except for a redemption or purchase or other acquisition of Common Stock or other equity securities of the Company for purposes of an employee benefit plan of the Company or any subsidiary or as provided under the Charter to protect the Company's status as a real estate investment trust ("REIT"). See "-- Redemption" for similar restrictions on the redemption, purchase or other acquisition of the Series A Preferred Stock.

     No distributions on the Series A Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment

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would  constitute  a  breach  thereof  or  a  default  thereunder,  or  if  such authorization, payment or setting apart shall be restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series A Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions, whether or not any agreement of the Company prohibits the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Stock shall not bear interest, and holders of the Series A Preferred Stock shall not be entitled to any distributions, whether payable in cash, property or shares of capital stock, in excess of full cumulative distributions as described above.

     Any distribution payment made on shares of Series A Preferred Stock shall be first credited against the earliest accrued but unpaid distribution due which remains payable.

     If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series A Preferred Stock for the year, and the denominator of which shall be the Total Dividends.

Liquidation Preference

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series A Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders liquidating distributions in the amount of a liquidation preference of $16.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock that rank junior to the Series A Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company.

     In the event that, upon any such liquidation, dissolution or winding up of the affairs of the Company, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all shares of Parity Preferred Stock, then the holders of the Series A Preferred Stock and such other Parity Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of Series A Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of equity securities ranking junior to the Series A Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of

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the Company,  according to their  respective  rights and preferences and in each case according to their respective number of shares.

     The consolidation or merger of the Company with or into any other entity, the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of the Company. In determining whether a distribution (other than a voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

Redemption

     Except in certain circumstances relating to the Company's maintenance of its ability to qualify as a REIT under the Code as provided in the Company's Charter and as described generally under the heading "-- Restrictions on Ownership and Transfer" and except in the event of a Change of Control (as defined below), the Series A Preferred Stock will not be redeemable prior to August 17, 2003. On and after August 17, 2003 or at any time upon a Change of Control, the Company may, at its option upon not less than 30 nor more than 60 days' written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $16.00 per share, plus all accrued and unpaid distributions thereon to the date fixed for redemption (except as provided below), without interest, to the extent the Company has funds legally available therefor; provided that any redemption upon a Change of Control must be for all of the outstanding shares of Series A Preferred Stock and no redemption upon a Change of Control may occur more than 90 days after the Change of Control. The Articles Supplementary define a "Change of Control" as (i) a merger or consolidation of the Company with or into another entity or the merger of another entity with or into the Company; (ii) a tender offer or other transaction or series of related transactions resulting in a change of ownership of more than 50% of the voting capital stock of the Company;
(iii) a share exchange (with or without a stockholder vote) in which 95% or more of the outstanding capital stock of the Company is exchanged for capital stock of another corporation; or (iii) the sale, transfer or other disposition of all or substantially all of the Company's assets, unless, in any such case, the holders of the capital stock of the Company prior to the transaction hold at least a majority of the aggregate voting power of voting capital stock of the surviving corporation after the transaction.

     If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set aside for payment, then from and after the redemption date distributions will cease to accrue on such Series A Preferred Stock, such Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of the Series A Preferred Stock will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series A Preferred Stock shares are to be redeemed, the shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

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     If the Company shall redeem shares of Series A Preferred  Stock,  notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such redemption notice shall state (i) date the shares are to be redeemed (the "Call Date"), (ii) the redemption price, (iii) the number of shares of Series A Preferred Stock to be redeemed, (iv) the place or places at which the certificates evidencing the shares of Series A Preferred Stock are to be surrendered for payment, and (v) that distributions on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock to be redeemed from such holder. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Company, or by publication in The Wall Street Journal or The New York Times, or if neither such newspaper is then being published, any other daily newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Call Date. If the Company elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Series A
Preferred Stock to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock, except as to the holder to whom notice was defective or not given.

     The holders of shares of Series A Preferred Stock at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to the shares of Series A Preferred Stock on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Company's default in the payment of the distribution due. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Stock to be redeemed.

     The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under "-- Restrictions on Ownership and Transfer" below.

Voting Rights

     Holders of the Series A Preferred Stock generally will have one-tenth (1/10) of one vote per share, voting together with the Company's Common Stock, except as specifically set forth in the Articles Supplementary and as described generally below. In any matter in which the Series A Preferred Stock is entitled to vote, including any action by written consent, each share of Series A Preferred Stock shall be entitled to 1/10 of one vote, except that when any other class or series of preferred stock shall have the right to vote together with the Series A Preferred Stock as if they were a single class on any matter, then the Series A Preferred Stock and such other class or series shall have with respect to such matters one vote per $16.00 of stated liquidation preference and fractional votes shall be ignored. With respect to each share of Series A Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to direct the number of votes represented by such share.

     Whenever distributions on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such Series A Preferred Stock (voting separately as if they were a class with all other series of preferred stock upon which like voting rights have

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been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting of the shares of Series A Preferred Stock or of any other series of preferred stock so in arrears or at the next annual meeting of stockholders, and at each subsequent annual meeting until all distributions accumulated on such shares of Series A Preferred Stock for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set aside for payment in full; whereupon either such directors shall resign or their term of office shall expire, and the number of directors constituting the Board of Directors shall be decreased accordingly.

     So long as any shares of Series A Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (A) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior or senior to the Series A Preferred Stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up or reclassify any authorized shares of capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (B) amend, alter or repeal the provisions of the Company's Charter or the Articles Supplementary whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (B) above, so long as the shares of Series A Preferred Stock (or shares of any equivalent class or series of stock issued by the surviving corporation in any merger, consolidation or share exchange to which the Company became a party) remain outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock and provided further that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other shares of Series A Preferred Stock, or (y) any increase in the amount of authorized Series A Preferred Stock or any other preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Conversion

     The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

Restrictions on Ownership and Transfer

     As discussed below, except as provided in the Company's Charter, beneficial ownership of more than 5% of the Series A Preferred Stock or more than 5% of the Company's capital stock (including the

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Series A Preferred Stock),  by value or number of shares,  will be restricted in order to preserve the Company's status as a REIT. In addition, shares of Series A Preferred Stock will be subject to the other ownership and transfer restrictions of Article TENTH of the Company's Charter.

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, if the Company, or an actual or constructive owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code.

     The Company's Charter  provides,  subject to certain  exceptions  specified therein, that no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% by value or by number of shares, whichever is more restrictive, and no person shall beneficially own in excess of 5% by value or by number of shares, whichever is more restrictive (together, the "Ownership Limit"), of the outstanding capital stock of the Company. The Charter further provides that no person may own shares to an extent that causes the Company to become "closely held" within the meaning of the Code or to otherwise fail to qualify as a REIT (including ownership that would result in the Company owning an interest in a tenant described in Section 856(d)(2)(B) of the Code if income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of
Section 856(c) of the Code). Any purported issuance or transfer of capital stock in violation of the Ownership Limit or that would cause the Company to become closely held, or otherwise to fail to qualify as a REIT, shall be void ab initio. If shares of capital stock in excess of the Ownership Limit, or shares of capital stock that would cause the Company to be closely held, to be beneficially owned by fewer than 100 persons or to otherwise lose its REIT status, are issued or transferred to any person, the Charter provides that, subject to certain exceptions, the intended transferee will acquire no rights in the stock. Shares of capital stock, transferred in excess of the Ownership Limit, or shares of capital stock transferred in a manner that results in the Company being closely held, in beneficial ownership of the Company being vested in fewer than 100 persons or in the Company's losing its REIT status (collectively, an "Excess Transfer"), will automatically be transferred to an independent trustee for the benefit of one or more charitable organizations to be selected by the Company. While held by such trustee, the Charter provides that such shares will continue to have voting and dividend rights and will remain outstanding. Within 20 days of receiving notice from the Company that capital stock has been transferred, the trustee will sell such shares to any person whose ownership will not violate the Ownership Limit or the other limitations applicable to the intended transfer. If such a transfer is made by the trustee, the sale proceeds shall be paid to the intended transferee to the extent of the lesser of (a) the price paid by the intended transferee for the shares in the Excess Transfer (or, if the Excess Transfer was a gift or similar transaction, the market value of such shares at the time of the Excess Transfer) and (b) the price realized by the trustee on the sale or other disposition of such shares; any remaining proceeds, together with any dividends received by the trustee, will be paid to the charitable beneficiaries. The Charter also provides that shares of capital stock held by the trustee will be deemed to have been offered for sale to the Company and the Company shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust.

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     The  constructive  ownership  rules are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be deemed constructively owned by one individual or entity and, similarly, may cause capital stock owned actually or beneficially by a group of related individuals and/or entities to be deemed beneficially owned by one individual or entity. As a result, the acquisition of less than 9.8% by value of the capital stock of the Company (or the acquisition of an interest in an entity which owns such capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% by value of the capital stock, and thus subject such capital stock to the ownership and transfer restrictions described above. Similarly, the acquisition of less than 5% by value of the capital stock of the Company (or the acquisition of an interest in an entity which owns such capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own beneficially in excess of 5% by value of the capital stock, and thus subject such capital stock to the ownership and transfer restrictions described above.

     The Board of Directors may waive the Ownership Limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. The Company's Board of Directors has obtained such undertakings and representations from Helen Price and the Price Family Charitable Fund and, as a result, has waived the Ownership Limits with respect to the Price family and certain affiliated entities. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain ownership concentration limitations or if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change of the Ownership Limit would require an amendment to the Charter of the Company. Such amendments require the affirmative vote of holders owning a majority of the outstanding shares of Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors.

     All certificates representing shares of Common Stock and Series A Preferred Stock will bear a legend referring to the restrictions described above.

     All persons who own, actually, beneficially or constructively, more than a specified percentage of the outstanding shares of capital stock must file an affidavit with the Company containing the information specified in the Charter within 30 days of January 1 of each year. In addition, each such stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the actual, beneficial and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs or to comply with the requirements of any taxing authority or governmental agency.

     These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

     The Articles Supplementary provide that the terms and conditions (including exceptions and exemptions) of Article TENTH shall be applied to the Series A Preferred Stock separately and without regard to any other series or class. Among other things, this provision means that beneficial ownership of more than 5% of the Series A Preferred Stock will be restricted in order to preserve the Company's status as a REIT unless an exception or exemption applies.


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


Item 2.  Exhibits.
----------------

     3.1  Articles of Incorporation of Price Enterprises, Inc.*

     3.2  Articles Supplementary of Price Enterprises, Inc.

     3.3  Bylaws of Price Enterprises, Inc.*

     4.1. Form of Series A Preferred  Stock  Certificate  of Price  Enterprises,
          Inc.

     *Previously filed with the Commission and incorporated herein by reference from the Company's Annual Report on Form 10-K of Price Enterprises, Inc. filed with the Commission on March 27, 1998 (File No. 0-20449).


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


                                    SIGNATURE
                               ------------------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:     August 5, 1998

                                 Price Enterprises, Inc.



                                 By:      /s/ JACK MCGRORY
                                          ----------------
                                          Jack McGrory
                                          President and Chief Executive Officer




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